SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WESTERN ASSET MORTGAGE DEFINED OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important No Matter How Many or How Few Shares You Own October 17, 2019 Dear Stockholder: We need your vote! A special meeting of stockholders of Western Asset Mortgage Defined Opportunity Fund Inc. (DMO) will be held on November 22, 2019 to vote on an important proposal that would extend the Fund’s life by eliminating the current March 1, 2022 termination date. The proposal: To convert the Fund to a perpetual fund by (1) amending the Fund’s articles of incorporation to eliminate its term, which is currently scheduled to end at the close of business on March 1, 2022, and (2) eliminating the Fund’s fundamental policy to liquidate on or about March 1, 2022. The Fund’s Board and Management recommend that you vote FOR the proposal. You can vote online, over the phone, by mail, or in person. For details, see the attached proxy card. Current Distribution Payout As of September 3, 2019 By eliminating the term, you will have continued access to the Fund’s portfolio and the income it generates. THE FUND HAS DELIVERED ON ITS OBJECTIVE OF CURRENT INCOME. 9.1% of NAV 8.9% of Market Price Since inception through September 3, 2019, DMO has paid a total of $27.52 per share in distributions. Please Vote Today

## THE FUND HAS DELIVERED ATTRACTIVE ANNUALIZED TOTAL RETURNS.

### Performance of DMO Vs. Peers[1]


16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
11.37
7.84
13.82
6.53
10.27
5.32
14.23
8.44
1-year NAV
3-year NAV
5-year NAV
Since Inception NAV
Western Asset Mortgage Defined Opportunity Fund (DMO)
Lipper Peer Group2

[1]Performance is based on net asset value (NAV) as of June 30, 2019 and assumes all reinvestment of distributions at NAV. Returns include the deduction of management fees, operating expenses and all other fund expenses, and do not reflect the deduction of brokerage commissions or taxes that investors may pay on distributions or the sale of shares.

[2] Lipper Peer Group is the Lipper U.S. Mortgage Closed-End Funds Category Average. Lipper defines this peer group as funds that invest primarily in U.S. government agency and/or non-agency mortgage backed securities. Lipper is an independent, nationally recognized provider of investment company information.

The Fund has also been trading at a market price higher than its net asset value (NAV) since the end of 2015, with only one day where it traded at a discount. In comparison, comparable funds have traded at a discount over the 1-, 3- and 5-year periods. Currently the Fund would terminate on March 1, 2022 and distribute the NAV to stockholders.

**Past performance is no guarantee of future results.**

Please see proxy statement for more information on this proposal and other changes.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

Performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice.

All investments are subject to risk including the possible loss of principal.

910169-WASX559058 DMO 10/19

**Please Vote Today**